Exhibit 99.1

NEWS RELEASE
For Immediate Release

Cox Distributing Acquires 100% of Armco & Metawise (HK) Ltd., a Hong Kong Based Metals Importer/Distributor and Scrap Metal Recycling Company and Changes Name to China Armco Metals, Inc.

Cokeville, WY, June 30, 2008-- Cox Distributing, Inc. (“Cox Distributing”) (OTC Bulletin Board: COXD), a distributer of organic fertilizer products, announced the company has acquired 100 percent of Armco & Metawise (HK) Ltd (“Armco”), a privately held company based in Hong Kong and  China on June 27, 2008.  Armco imports, sells and distributes metal ores, and non-ferrous metal and is planning to expand its operations into the scrap metal recycling business.  After closing on the acquisition of Armco, Cox Distributing changed its name to China Armco Metals, Inc.

Cox Distributing acquired Armco through a share purchase agreement in which the Company paid Feng Gao, the sole shareholder of Armco $6,890,000 by delivery of a promissory note.  In addition, Cox Distributing issued Ms. Gao stock options to purchase 5,300,000 shares of Cox Distributing common stock at a price of $1.30 per share and 2,000,000 shares at $5.00 per share.

Kexuan Yao, founder and Chief Executive Officer of Armco, was appointed as Chairman of the Board of Directors of Cox Distributing and named its Chief Executive Officer.  Pursuant to an agreement, Mr. Yao will have the ability to acquire from Feng Gao 5,300,000 shares of Cox Distributing in equal quarters upon reaching certain milestones including: entering into an employment agreement with Cox Distributing, effectiveness of a registration statement relating to Cox Distributing’s securities and Armco achieving a minimum of $75 million in revenue and at least $5 million in net income generated from Armco for the year ending December 31, 2008 on a GAAP audited basis.

Additionally, Stephen E. Cox tendered his resignation as Chief Executive Officer, Chief Financial Officer, principal accounting officer and Chairman of the Board of Directors of Cox Distributing and has agreed to have 7,694,000 shares of Common Stock he owns cancelled in the next 30 days.  Mary Ann Cox tendered her resignation as Secretary, Treasurer and Director.  Fengtao Wen was named Chief Financial Officer, Weigang Zhao was named Vice General Manager of Armco’s wholly owned subsidiary, Armet (LianYunGang) Renewable Resources Co., Ltd. and was elected as a Director along with Quan Chen.

Cox Distributing and Armco intend to expand Armco’s import activity worldwide as well as construct a steel recycling facility initially capable of recycling 1 million metric tons of scrap metal annually.

Commenting on the acquisition, Kexuan Yao, CEO of Cox Distributing, Inc. stated “We are excited to enter this new stage in the company’s history.  On behalf of the new team and board at Cox Distributing, I would like to assure our shareholders that we will work diligently to transform our company into a world class organization.  We believe Armco will experience tremendous growth on a number of fronts in its operations and are committed to the scrap metal recycling industry in China which we believe will experience tremendous growth in the coming years.  With this acquisition, the future for China Armco Metals has never looked brighter and we are confident our new team will turn that bright future into a reality.”

About China Armco Metals, Inc.

China Armco Metals, Inc. formerly known as Cox Distributing, Inc. (OTCBB:COXD) is engaged in China in the sale and distribution of metal ores and non-ferrous metals to the metal refinery industry in China.  Armco intends to enter into the steel recycling industry by constructing a steel recycling facility initially capable of recycling 1 million tons of steel scrap annually.  Through its U.S. based operations, the company is a distributor of organic fertilizer products used to improve soil and growing conditions for the potato farmers of eastern Idaho. These products, which are bio-based rather than petroleum-based, add nutrients to the soil and serve as fungicides so as to increase the size and quality of crops.

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Cox Distributing, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding revenues, net income and earnings.  In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

•	our future operating results,

•	our business prospects,

•	our contractual arrangements and relationships with third parties,

•	the dependence of our future success on the general economy,

•	the adequacy of our cash resources and working capital,

•	our ability to close on the acquisition of Armco in a cost effective manner that enhances our financial condition,

•
our need for additional financing to construct the steel recycling facility we intend to build which we may not be able to obtain on acceptable terms, the dilutive effect additional capital raising efforts in future periods may have on our current shareholders and the increased interest expense in future periods related to additional debt financing, and

•	our ability to effectively integrate the acquisition of Armco and our inability to fully realize any anticipated benefits of this acquisition.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-KSB for the year ended December 31, 2007.

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